NATIONS RESERVES
                        (A Massachusetts Business Trust)

                      CERTIFICATE: CLASSIFICATION OF SHARES


          The undersigned, Secretary of Nations Reserves ("Reserves"), hereby certifies that the Board of Trustees of Reserves duly adopted the following votes at a meeting held on December 9, 1999:

                  VOTED, that the name of Nations Capital Income Fund be, and it hereby is, changed to "Nations Convertible Securities Fund;"

                  FURTHER VOTED, that the changes contemplated by the foregoing votes shall become effective on such date as the Officers of Reserves, with advice of counsel, deem appropriate; and

                  FURTHER VOTED, that the Officers of Reserves be, and each hereby is, authorized and directed to take such actions as that Officer, with advice of counsel, deems necessary or advisable to effectuate the foregoing votes, including, but not limited to, preparing, executing and filing a Certificate of Classification of Shares and/or an Amendment to the Declaration of Trust with the Commonwealth of Massachusetts and the Clerk of the City of Boston reflecting the change in name of Nations Capital Income Fund to Nations Convertible Securities Fund.

         The foregoing resolutions remain in full force and effect as of the date hereof.

Date:  March 15, 2000

                                     /s/ Richard H. Blank, Jr.
                                     -------------------------
                                     Richard H. Blank, Jr.
                                     Secretary

Subscribed and sworn to before
me this 14th day of March, 2000.


/s/ Joy L. Perry
------------------------
Notary Public